FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


|_|     Check this box if no longer subject
        to Section 16.  Form 4 or Form 5
        obligations may continue.  See
        Instruction 1(b).


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)


1.  Name and Address of Reporting Person*        2.  Issuer Name and Ticker      5.  Relationship of Reporting
                                                       or Trading Symbol              Person(s) to Issuer
Schofield   Chris                                  DIGITAL POWER CORPORATION         (Check all applicable)
(Last)     (First) (Middle)                        (AMEX:DPW)                      X   Director          10% Owner
                                                                                   __ Officer            Other
                                                                                 (give title below)    (specify below)
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 14 Sinnels Field Shipton-under-Wychwood         3. Statement for Month/Year     4. If Amendment, Date of
        (Street)                                        10/98                       Original (Month/Year)
-------------------------------------------------------------------------------
                                                                                              *
                                                                                 --------------------------------------------------
Chipping Norton Oxfordshire  OX 7     6EJ           ENGLAND                        6.  Individual or Joint/Group Filing
                                                                                        (Check Applicable Line)
(City)                            (State)            (Zip)
                                                                                   X    Form filed by one Reporting Person
                                                                                  ---   Form filed by More than One Reporting Person
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


TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security   2. Transaction Date  3. Transaction Code  4. Securities Acquired  5.(Amount of   6. Ownership  7. Nature of
     (Instr. 3)             (Mo./Day/Yr.)      (Instr.8.)           (A) or Disposed      Securities     Form: Direct     Indirect
                                             -------------------    of (D) Instr. 3,     Beneficially   (D) or           Beneficial
                                                                    4 and 5              Owned at End   Indirect (I)     Ownership
                                                                                         of Month       (Instr. 4)       (Instr. 4)
                                                                                         (Instr. 3
                                                                                          and 4)
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                                              Code        V     Amount (A) or (D)  Price
                                             -------    ------  ------  ---------  -----
COMMON STOCK               09/04/98             P               4,000       A      $1.80
COMMON STOCK               09/17/98             P               5,000       A      $2.25
COMMON STOCK               10/08/98             P               2,000       A      $1.80    11,000          D
===================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)


1. Title  2. Conversion  3. Trans-  4. Trans-   5. Number     6. Date      7. Title   8. Price  9. Number  10. Ownership 11. Nature
    of      of Exercise    action     action    of Derivative  Exercisable    and      Price of      of         Form of      of
Derivative   Price of       Date       Code     Securities     and expir-   Amount of  Derivative  Deriv-     Derivitive   Indirect
Security    Derivitive  (Mo./Day/Yr.) (Instr.8) Acquired (A)   ation Date   Underlying  Security   ative       Security;  Beneficial
(Instr. 3)   Security                           or  Disposed  (Mo./Day/Yr.) Securities (Instr.   Securities    Derivative   Owner-
                                               of (D)(Instr.                (Instr. 3     5)      Owned at      (D) or      ship
                                                3, 4, and 5)                 and 4)                End of     Indirect(I) (Instr. 4)
                                                                                                   Month      (Instr. 4)
                                                                                                 (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

                                                              Date  Expir-               Amount
                                                              Exerc- ation              or Number
                                    Code  V     (A)   (D)    isable  Date     Title     of Shares
-----------------------------------------------------------------------------------------------------------------------------------





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

Explanation of Responses:







**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
                                                    April 14, 1999
                                                  ------------------
                                                         Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).          /s/ CHRIS SCHOFIELD
                                                     ---------------------
                                                      Chris Schofield
                                              **Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.